BASE RESOURCES LIMITED
ABN 88 125 546 910

2024 FINANCIAL STATEMENTS

Table of Contents │2

FINANCIAL STATEMENTS

AND NOTES

Consolidated financial statements for the year ended 30 June 2024

Consolidated Financial Statements | 3

Consolidated statement of profit or loss and other comprehensive income for the year ended 30 June 2024

	Note	2024 US$000s	2023 US$000s
Sales revenue	2	135,110	271,434
Cost of sales	3	(94,631)	(121,087)
Impairment losses	10	-	(88,857)
Gross profit		40,479	61,490

Corporate and external affairs		(14,262)	(14,411)
Community development costs		(4,578)	(7,927)
Business development		(1,820)	(395)
Selling and distribution costs		(1,251)	(2,165)
Other expenses		(1,719)	(1,690)
Exploration and evaluation expenditure written-off	9	(2,486)	(2,219)
Profit before financing costs and income tax		14,363	32,683
Finance income	4	2,637	1,616
Finance costs	4	(2,855)	(4,351)
Profit before income tax		14,145	29,948
Income tax expense	5	(15,789)	(34,789)
Net loss for the year		(1,644)	(4,841)

Other comprehensive loss
Items that may be reclassified subsequently to profit or loss:
Foreign currency translation differences - foreign operations		(1,285)	(2,808)
Total other comprehensive loss for the year		(1,285)	(2,808)
Total comprehensive loss for the year		(2,929)	(7,649)

The accompanying notes form part of these consolidated financial statements.

Consolidated Financial Statements | 4

Consolidated statement of financial position

as at 30 June 2024

	Note	30 June 2024 US$000s	30 June 2023 US$000s
Current assets
Cash and cash equivalents	6	88,117	92,889
Trade and other receivables	7	33,560	63,061
Inventories	8	24,592	23,111
Other current assets		2,401	10,336
Total current assets		148,670	189,397

Non-current assets
Capitalised exploration and evaluation	9	171,914	162,933
Property, plant and equipment	10	24,432	23,155
Deferred tax asset	5	-	1,864
Other non-current assets		4,114	-
Total non-current assets		200,460	187,952
Total assets		349,130	377,349

Current liabilities
Trade and other payables	12	13,106	17,951
Provisions	13	39,587	13,821
Deferred consideration	14	7,000	7,000
Current tax liabilities	5	3,035	-
Other current liabilities		484	233
Total current liabilities		63,212	39,005

Non-current liabilities
Provisions	13	18,067	39,472
Deferred consideration	14	10,000	10,000
Other non-current liabilities		592	393
Total non-current liabilities		28,659	49,865
Total liabilities		91,871	88,870
Net assets		257,259	288,479

Equity
Issued capital	15	307,811	307,811
Treasury shares	16	(1,234)	(1,763)
Reserves		(21,551)	(20,838)
(Accumulated losses)/Retained earnings		(27,767)	3,269
Total equity		257,259	288,479

The accompanying notes form part of these consolidated financial statements.

Consolidated Financial Statements | 5

Consolidated statement of changes in equity

for the year ended 30 June 2024

	Issued capital US$000s	(Accumulated losses)/ Retained Earnings US$000s	Share based payment reserve US$000s	Foreign currency translation reserve US$000s	Treasury shares reserve US$000s	Total US$000s
Balance at 1 July 2022	307,811	48,657	3,650	(21,461)	(4,957)	333,700

Loss for the year	-	(4,841)	-	-	-	(4,841)
Other comprehensive loss	-	-	-	(2,808)	-	(2,808)
Total comprehensive loss for the year	-	(4,841)	-	(2,808)	-	(7,649)

Transactions with owners, recognised directly in equity
Dividends paid	-	(38,344)	-	-	-	(38,344)
Purchase of treasury shares	-	-	-	-	(1,151)	(1,151)
Share based payments	-	(2,203)	(219)	-	4,345	1,923
Balance at 30 June 2023	307,811	3,269	3,431	(24,269)	(1,763)	288,479

Balance at 1 July 2023	307,811	3,269	3,431	(24,269)	(1,763)	288,479

Loss for the year	-	(1,644)	-	-	-	(1,644)
Other comprehensive loss	-	-	-	(1,285)	-	(1,285)
Total comprehensive loss for the year	-	(1,644)	-	(1,285)	-	(2,929)

Transactions with owners, recognised directly in equity
Dividends paid	-	(29,948)	-	-	-	(29,948)
Purchase of treasury shares	-	314	-	-	(314)	-
Share based payments	-	242	572	-	843	1,657
Balance at 30 June 2024	307,811	(27,767)	4,003	(25,554)	(1,234)	257,259

The accompanying notes form part of these consolidated financial statements.

Consolidated Financial Statements | 6

Consolidated statement of cash flows

for the year ended 30 June 2024

	Note	2024 US$000s	2023 US$000s

Cash flows from operating activities
Receipts from customers		169,225	272,812
Payments in the course of operations		(113,327)	(126,901)
Income taxes paid		(10,451)	(28,326)
Net cash from operating activities		45,447	117,585

Cash flows from investing activities
Purchase of property, plant and equipment		(12,628)	(28,459)
Payments for exploration and evaluation		(10,640)	(10,245)
Interest received	4	2,637	1,616
Other		942	(1,102)
Net cash used in investing activities		(19,689)	(38,190)

Cash flows from financing activities
Dividends paid	18	(29,948)	(38,344)
Purchase of treasury shares		-	(1,151)
Payments for selling costs		(340)	(1,209)
Principal payments of lease liabilities		(291)	(218)
Net cash used in financing activities		(30,579)	(40,922)

Net (decrease) / increase in cash held		(4,821)	38,473
Cash at beginning of year		92,889	55,447
Effect of exchange fluctuations on cash held		49	(1,031)
Cash at end of year		88,117	92,889

The accompanying notes form part of these consolidated financial statements.

Consolidated Financial Statements | 7

Note 1: Basis of preparation

Base Resources Limited is a company domiciled in Australia.  The registered address is located at Level 3, 46 Colin Street, West Perth, WA, 6005. The consolidated financial statements of the Company, as at and for the year ended 30 June 2024, comprises the Company and its wholly owned subsidiaries (together referred to as the Group).  The Group is a for-profit entity and primarily involved in the operation of its Kwale Mineral Sands Mine in Kenya and development of its Toliara Project in Madagascar.

The consolidated financial statements of the Group for the year ended 30 June 2024

  Are a general purpose financial report prepared in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB).
  Are presented in United States dollars and all values are rounded to the nearest thousand dollars (US$000s) unless otherwise stated. The functional currency of the Parent is Australian dollars, whilst all other subsidiaries are United States dollars.
  Have been prepared on an accruals basis and is based on historical costs, modified, where applicable, by the measurement at fair value of selected non-current assets, financial assets and financial liabilities.

The consolidated financial statements were approved by the Board of Directors on 3 October 2024.

Principles of consolidation

The consolidated financial statements incorporate the assets, liabilities and results of entities controlled by Base Resources Limited at the end of the reporting period. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.

The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

Where controlled entities have entered or left the Group during the year, the financial performance of those entities are included only for the period of the year that they were controlled.

In preparing these financial statements, all inter-group balances and transactions between entities in the Group have been eliminated on consolidation. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with those adopted by the parent entity.

Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of Group entities at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are re-translated to the functional currency at the exchange rate at that date.  Non-monetary items in a foreign currency that are measured at historical cost are translated using the exchange rate at the date of the transaction. Foreign currency differences arising on re-translation are recognised in the Statement of Profit or Loss and Comprehensive Income.

Foreign operations

The assets and liabilities of foreign operations are translated to the functional currency at exchange rates at the reporting date. The income and expenses of foreign operations are translated to United States dollars at exchange rates at the dates of the transactions.  Foreign currency differences are recognised in other comprehensive income and presented in the foreign currency translation reserve in equity.  When the settlement of a monetary item receivable from or payable to a foreign operation is neither planned nor likely in the foreseeable future, foreign exchange gains and losses arising from such a monetary item are considered to form part of a net investment in a foreign operation and are recognised in other comprehensive income and are presented in the foreign currency translation reserve in equity.

Notes to Consolidated Financial Statements | 8

Critical accounting estimates and judgements

Estimates and judgements used in developing and applying the Group's accounting policies are continually evaluated and reviewed.  Revisions to accounting estimates are recognised in the period in which the estimate is revised.  The critical estimates and judgements that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities are discussed in the respective sections of the Consolidated Financial Statements.  To assist in identifying critical accounting judgements, we have highlighted them with the following formatting:

Ore Reserves and Mineral Resources estimates

The estimated quantities of economically recoverable Ore Reserves and Mineral Resources are based upon interpretations of geological and geophysical models and require assumptions to be made regarding factors such as future operating costs, future commodity prices, future capital requirements and future operating performance. Changes in reported Ore Reserves and Mineral Resources estimates can impact the carrying value of PP&E, provisions for mine closure and rehabilitation obligations, the recognition of deferred tax assets, as well as the amount of depreciation and amortisation charged to the Statement of Profit or Loss and Other Comprehensive Income.

Note: this is an example presentation.

Note 2: Revenue

	2024 US$000s	2023 US$000s
Revenue from contracts with customers	135,110	271,434
Total sales revenue	135,110	271,434

Recognition and measurement of revenue

The Group sells mineral sands products under a range of International Commercial Terms (Incoterms). Revenue is recognised at the point in time when effective control of the product is transferred to the customer which is the only performance obligation of the Group. The point at which effective control has transferred to the customer is determined under the Incoterms of each sale. For most of the Group's sales, where the Incoterms are Free on Board (FOB) or Cost and Freight (CFR), this is when the goods are loaded onto a shipping vessel. Other Incoterms only transfer effective control to the customer once the products reach their point of destination, at which stage the performance obligation is considered satisfied and the revenue recognised.

The Group measures its revenues from contracts with customers at a price established in the formal agreement with the customer.

In all circumstances, revenue can reliably be measured based on quantities shipped and prices as described above. All costs associated with the sale, most notably the cost of the inventory being shipped, are known at the time of shipment.

After control has transferred to the customer, there are no continuing obligations such as customer right of return or warranties that could impact the recognition of revenues. Once the Group's sole performance obligation has been met, the Group has the right to invoice the customer and it is therefore probable that future economic benefits will flow to the Group.

Notes to Consolidated Financial Statements | 9

Note 3: Cost of sales

	2024 US$000s	2023 US$000s
Operating costs	72,364	77,048
Changes in inventories of concentrate and finished goods	(8,663)	(6,993)
Royalties expense	6,777	14,583
Depreciation and amortisation	11,482	36,449
Kwale mine closure redundancy costs (a)	7,715	-
Write down of consumable inventories	4,956	-
	94,631	121,087

a. Kwale mine closure redundancies

Following the October 2023 announcement that Kwale Operations mining is expected to end in December 2024, when existing Kwale Ore Reserves are fully depleted as per the current mine plan, a provision for the redundancy of the Kwale workforce has been raised.

Note 4: Finance income or costs

a. Finance income	2024 US$000s	2023 US$000s
Interest income	(2,637)	(1,616)
	(2,637)	(1,616)

Finance income

Finance income includes interest income for cash held in short term deposits. Surplus cash held that is not required to meet short-term funding is held in term deposits with interest paid on these deposits upon maturity and is reflected as finance income as incurred.

b. Finance costs
Unwinding of discount on provision for rehabilitation	2,539	1,112
Foreign exchange (gain)/loss	(478)	2,126
Customer financing charges	340	910
Other financing costs	454	203
	2,855	4,351

Finance expenses

Financing expenses include:

  Foreign exchange losses.
  Customer supplier financing charges.
  Interest on leases.
  Inflation and discounting costs related to the provision for mine closure and rehabilitation and stevedoring receivable.

Finance expenses and income are calculated using the effective interest rate method. Finance expenses incurred for the development of mining projects are capitalised up to the point at which commercial production is achieved. Other financing expenses are expensed as incurred.

Notes to Consolidated Financial Statements | 10

Note 5: Income tax

	2024 US$000s	2023 US$000s
a. Amounts recognised in profit or loss
Current income tax
Income tax expense	7,925	24,215
Dividend withholding tax	6,000	12,600
Deferred tax
Origination and reversal of temporary differences	1,864	(2,026)
Income tax expense reported in comprehensive income	15,789	34,789

b. Reconciliation of income tax expense to prima facie tax payable
The prima facie tax payable on loss from ordinary activities before tax is reconciled to the income tax expense as follows:
Accounting profit before tax	14,542	29,948
Prima facie tax on operating profit at 30% (2023: 30%)	4,362	8,984
Add/(less) tax effect of:
Non-deductible items	3,015	4,289
Impairment of Kwale CGU	-	26,657
Write-off of exploration and inventories	913	-
Share based payments	244	285
Tax losses not recognised	1,354	2,338
Effect of foreign exchange	(402)	(443)
Other deferred tax assets not brought to account as realisation not considered probable	3,707	-
Effect of tax rates in foreign jurisdictions (i)	(3,404)	(19,921)
Income tax attributable to operating profit	9,789	22,189
Dividend withholding tax	6,000	12,600
Income tax	15,789	34,789

(i) Under the terms of the Investment Agreement in relation to the Kwale Operations Special Mining Lease, a 50% reduction in the Kenyan corporate income tax applies for 10 years from the date of commercial production. Kwale Operations achieved commercial production in April 2014.  The enacted corporate tax rate in the reporting period was 30% resulting in an applicable tax rate of 15% until 31 March 2024 and 30% from 1 April onwards.

Notes to Consolidated Financial Statements | 11

c. Net deferred tax asset/(liability) recognised	2024 US$000s	2023 US$000s
Deferred tax assets movement
Opening balance	2,814	2,928
Adjustment for change in Kenyan tax rate (2024: 30%; 2023: 15%)	2,803	-
Provisions	1,114	115
Tax losses	11	1
Accrued short term incentives	33	(46)
Unrealised FX	(840)	(184)
Derecognition of temporary differences as realisation not considered probable	(3,707)	-
Closing balance	2,228	2,814

Deferred tax liability movement
Opening balance	(950)	(3,090)
Adjustment for change in Kenyan tax rate (2024: 30%; 2023: 15%)	(950)	-
Property, plant and equipment	(328)	2,140
Total	(2,228)	(950)
Net deferred tax asset/(liability)	-	1,864

d. Deferred taxes unrecognised	2024 US$000s	2023 US$000s
Deductible temporary differences	4,239	540
Tax losses Australia	16,949	13,505
Tax losses other	577	954
Exploration and evaluation expenditure Madagascar	13,024	11,454
	34,789	26,453

Potential deferred tax assets attributable to tax losses and exploration and evaluation expenditure carried forward have not been brought to account at 30 June 2024 and 2023 because the directors do not believe it is appropriate to regard realisation of the deferred tax assets as probable at this point in time. These benefits will only be obtained if:

  the Group derives future assessable income of a nature and of an amount sufficient to enable the benefit from the deductions for the loss and exploration and evaluation expenditure to be realised;
  the Group continues to comply with conditions for deductibility imposed by law; and
  no changes in tax legislation adversely affect the Group in realising the benefit from the deductions for the loss and exploration expenditure.

Recoverability of deferred tax assets

Balances related to taxation disclosed are based on the best estimates of directors. These estimates take into account both the financial performance and position of the Group as they pertain to current income taxation legislation, and the directors understanding thereof. No adjustment has been made for pending or future changes to taxation legislation. The current income tax position represents the directors' best estimate, pending assessment by the tax authorities in Australia and jurisdictions where it has foreign operations.

Notes to Consolidated Financial Statements | 12

The deferred tax asset for Kwale Operations unused tax losses has been derecognised as the directors believe it is not probable that future taxable profits will be available to utilise those losses due to the reduced revenues expected with Kwale Operations mining set to end in December 2024. Determination of future taxable profits requires estimates and assumptions as to future events and circumstances, in particular, whether successful development and commercial exploitation, or alternatively, sale of the respective areas of interest will be achieved. This includes estimates and judgements about commodity prices, exchange rates, future capital requirements, future operational performance and the timing of estimated cash flows. Changes in these estimates and assumptions could impact on the amount and probability of estimated taxable profits and accordingly the recoverability of deferred tax assets.

Recognition and measurement of income taxes

The income tax expense/benefit for the year comprises current income tax expense/benefit and deferred tax expense/benefit.

Current income tax expense charged to the Statement of Profit or Loss and Other Comprehensive Income is the expected tax payable or recoverable on the taxable income or loss calculated using applicable income tax rates enacted, or substantially enacted, as at reporting date, and any adjustment to tax payable in respect of previous years. Deferred income tax expense reflects movements in deferred tax asset and liability balances during the year as well as unused tax losses.

Current and deferred income tax expense/benefit is charged or credited directly to equity instead of the Statement of Profit or Loss and Other Comprehensive Income when the tax relates to items that are credited or charged directly to equity.

Current tax assets and liabilities are measured at the amounts expected to be paid to/recovered from the relevant taxation authority.  At 30 June 2024, current tax liabilities represent FY24 income tax payable of $3.0 million (2023: nil).

Deferred tax assets and liabilities are ascertained based on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements.

Deferred tax assets and liabilities are calculated at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on tax rates enacted or substantively enacted at reporting date.  Their measurement also reflects the manner in which management expects to recover or settle the carrying amount of the related asset or liability.

Deferred tax assets relating to temporary differences and unused tax losses are recognised only to the extent that it is probable that future taxable profit will be available against which the benefits of the deferred tax asset can be utilised.

Notes to Consolidated Financial Statements | 13

OPERATING ASSETS AND LIABILITIES

This section presents information about the Group's assets and liabilities, including its policies and processes for measuring and estimating these balances.

Recognition of cash, cash equivalents and trade receivables are initially recognised when they originated. A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus or minus, for an item not at fair value through profit or loss (FVTPL), transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at its transaction price.

Note 6: Cash and cash equivalents

	30 June 2024 US$000s	30 June 2023 US$000s
Cash at bank and on hand	38,110	42,889
Short-term deposits	50,007	50,000
Cash and cash equivalents	88,117	92,889

Cash and cash equivalents include cash at bank and on hand as well as short-term deposits.

Note 7: Trade and other receivables

	30 June 2024 US$000s	30 June 2023 US$000s
Current
Trade receivables	22,061	55,809
Value Added Tax (VAT) receivables	11,392	7,213
Other receivables	107	39
	33,560	63,061

Note 8: Inventories

	30 June 2024 US$000s	30 June 2023 US$000s
Current
Heavy mineral concentrate and other intermediate stockpiles - at cost	966	548
Finished goods stockpiles - at cost	17,544	9,299
Stores and consumables - at cost	10,340	13,264
Provision for slow moving consumable store inventory	(4,258)	-
	24,592	23,111

Notes to Consolidated Financial Statements | 14

Net realisable value of inventories

Inventories are recognised at the lower of cost and net realisable value (NRV).

NRV is based on the estimated amount expected to be received when the product is sold, less all costs still to be incurred in converting the relevant inventory to a saleable product and transporting to the port ready for shipment. The computation of NRV for inventories of heavy mineral concentrate and finished product involves significant judgements and estimates in relation to timing of processing, processing costs, transport costs, commodity prices and the ultimate timing of sale. A change in any of these critical assumptions will alter the estimated NRV and may therefore impact the carrying value of inventories.

Recognition and measurement of inventories

Inventories of heavy mineral concentrate and finished product are valued on a weighted average cost basis and include direct costs and an appropriate portion of fixed and variable overhead expenditure, including depreciation and amortisation.

Inventories of consumable supplies and spare parts to be used in production are valued at weighted average cost. Obsolete, slow moving or damaged inventories are valued at NRV. A regular and ongoing review is undertaken to establish the extent of surplus items, and a provision is made for any potential loss on their disposal.

The provision for slow moving consumable store inventory is an estimate based on management judgement which gives consideration to the expected short remaining mine life of Kwale Operations, inventory turnover trends and historical inventory write-offs. The actual amount of inventory write-offs could be higher or lower than the allowance made:

Write down of consumable inventories	30 June 2024 US$000s	30 June 2023 US$000s
Obsolete consumable store inventory written off	698	-
Provision for slow moving consumable store inventory	4,258	-
	4,956	-

Note 9: Capitalised exploration and evaluation

	30 June 2024 US$000s	30 June 2023 US$000s
Toliara Project - Madagascar	171,914	161,757
Kenya	-	1,176
Closing carrying amount	171,914	162,933

Movement in carrying amount
Opening balance	162,933	156,069
Exploration and evaluation expenditure during the year	11,315	10,173
Write-off of exploration expenditure during the year	(2,486)	(2,219)
Effects of movement in foreign exchange	152	(1,090)
	171,914	162,933

On-ground activities at the Toliara Project have been suspended since the Government of Madagascar-imposed suspension, which was put in place in November 2019, pending agreement on the fiscal terms applying to the project. Following engagement with the Government in early 2024, and as confirmed during recent discussions, Base Resources considers in-principle agreement has been reached on the key fiscal terms that will apply to the whole Toliara Project (i.e. both mineral sands and monazite), although these remain subject to entry of binding documentation and therefore the terms remain subject to change and timing is ultimately uncertain. Engagement with the Government is now focused on agreeing the terms of a binding memorandum of understanding (MoU) that records the terms agreed in-principle, a draft of which is well advanced.  Lifting of the Toliara Project's on-ground suspension is expected to occur upon entry into the MoU, which Base Resources believes to be achievable in the near term. The suspension does not affect the validity of the Toliara Project's mining permit.

Notes to Consolidated Financial Statements | 15

In December 2023, the Company completed a pre-feasibility study on the production of monazite through concentration of the existing waste stream from the project's mineral sands processing facilities.  The results of the study significantly enhanced the overall forecast financial returns from the Toliara Project.

Extensional exploration at Kwale Operations and in Tanzania failed to demonstrate commercial viability, and as a result $2.5m of capitalised exploration has been written off.

Recognition and measurement of exploration and evaluation expenditure

Exploration for and evaluation of mineral resources is the search for mineral resources after the entity has obtained legal rights to explore in a specific area, as well as the determination of the technical feasibility and commercial viability of extracting the mineral resource. Accordingly, exploration and evaluation expenditure are those expenditures incurred by the Group in connection with the exploration for and evaluation of mineral resources before the technical feasibility and commercial viability of extracting a mineral resource are demonstrable.  Accounting for exploration and evaluation expenditure is assessed separately for each 'area of interest'. An 'area of interest' is an individual geological area which is considered to constitute a favourable environment for the presence of a mineral deposit or has been proved to contain such a deposit.

For each area of interest, the expenditure is recognised as an exploration and evaluation asset when the rights of tenure to that area of interest are current and the expenditure is expected to be recouped through successful development and exploitation of an area of interest, or alternatively by its sale, and where activities in the area have not yet reached a stage that permits reasonable assessment of the existence of economically recoverable reserves.

General and administrative costs are allocated to, and included in, the cost of exploration and evaluation assets only to the extent that those costs can be related directly to operational activities in the area of interest to which the exploration and evaluation assets relate. In all other instances, these costs are expensed as incurred.

Accumulated costs in relation to an abandoned area are written off in full to the Statement of Profit or Loss and Other Comprehensive Income in the year in which the decision to abandon the area is made.

Impairment testing of exploration and evaluation assets

Exploration and evaluation assets are assessed for impairment if sufficient data exists to determine technical feasibility and commercial viability, or facts and circumstances suggest that the carrying amount exceeds the recoverable amount.

Notes to Consolidated Financial Statements | 16

Note 10: Property, plant and equipment

2024	Plant & equipment US$000s	Mine property and development US$000s	Buildings US$000s	Right-of- use assets US$000s	Capital work in progress US$000s	Total US$000s
At cost	260,790	158,869	6,556	1,576	208	427,999
Accumulated depreciation and impairment	(250,887)	(145,977)	(5,965)	(738)	-	(403,567)
Closing carrying amount	9,903	12,892	591	838	208	24,432

Reconciliation of carrying amounts:
Balance at 1 July 2023	10,475	9,768	1,039	590	1,283	23,155
Additions	3,188	9,169	-	562	443	13,362
Transfers	1,151	367	-	-	(1,518)	-
Disposals	(1)	-	-	-	-	(1)
Depreciation expense	(4,909)	(6,409)	(448)	(314)	-	(12,080)
Effects of movement in foreign exchange	(1)	(3)	-	-	-	(4)
Balance at 30 June 2024	9,903	12,892	591	838	208	24,432

2023	Plant & equipment US$000s	Mine property and development US$000s	Buildings US$000s	Right-of-use assets US$000s	Capital work in progress US$000s	Total US$000s
At cost	284,269	214,343	6,556	1,010	1,283	507,461
Accumulated depreciation and impairment	(273,794)	(204,575)	(5,517)	(420)	-	(484,306)
Closing carrying amount	10,475	9,768	1,039	590	1,283	23,155

Reconciliation of carrying amounts:
Balance at 1 July 2022	45,416	33,837	1,447	845	7,467	89,012
Additions	8,337	18,229	8	-	1,194	27,768
Transfers	248	7,099	27	-	(7,374)	-
Disposals	(17)	-	-	-	-	(17)
Increase in mine rehabilitation cost	-	32,446	-	-	-	32,446
Depreciation expense	(15,801)	(20,552)	(443)	(231)	-	(37,027)
Impairment loss (Note 11)	(27,709)	(61,148)	-	-	-	(88,857)
Effects of movement in foreign exchange	1	(143)	-	(24)	(4)	(170)
Balance at 30 June 2023	10,475	9,768	1,039	590	1,283	23,155
Notes to Consolidated Financial Statements | 17

Impairment of assets

At each reporting date, the Group reviews the carrying values of its assets to determine whether there is any indication those assets have been impaired. When impairment indicators are identified, the Group determines the recoverable value of the cash-generating unit (CGU) to which the assets are allocated, via an estimation of the fair value of the CGU. Estimating the fair value amount requires management to make an estimate of expected future cash flows from the CGU over the forecast period and to determine a suitable discount rate in order to calculate the present value of those cash flows. Key estimates supporting the expected future cash flows include commodity prices, production output and cost forecasts.

Ore Reserves and Mineral Resources estimates

The estimated quantities of economically recoverable Ore Reserves and Mineral Resources are based upon interpretations of geological and geophysical models and require assumptions to be made regarding factors such as future operating costs, future commodity prices, future capital requirements and future operating performance. Changes in reported Ore Reserves and Mineral Resources estimates can impact the carrying value of property, plant and equipment, the recognition of deferred tax assets, as well as the amount of depreciation and amortisation charged to the Statement of Profit or Loss and Other Comprehensive Income.

Each class of property, plant and equipment (PP&E) is carried at cost less, where applicable, any accumulated depreciation and impairment losses.

PP&E is measured on a historical cost basis. Cost includes expenditure that is directly attributable to the acquisition of the asset. Subsequent costs are included in the asset's carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are recognised in the Statement of Profit or Loss and Comprehensive Income during the financial period in which they are incurred.

Any gain or loss on disposal of an item of PP&E is determined by comparing the proceeds from disposal with the carrying amount and is recognised net within other income/other expenses in the Statement of Profit or Loss and Other Comprehensive Income.

Mine property and development assets include costs transferred from exploration and evaluation assets once technical feasibility and commercial viability of an area of interest are demonstrable and a decision to proceed with development of the project has been made and includes subsequent development costs required to bring the mine into production. Any ongoing costs associated with mining which are considered to benefit mining operations in future periods are capitalised.

Depreciation

All PP&E, except freehold land, is depreciated on a straight line basis over the asset's useful life to the Group, commencing from the time the asset is held ready for use. The depreciation methods used for each class of depreciable assets are:

Class of plant and equipment	Depreciation method
Buildings	Straight line at 5% per annum
Plant and equipment - process plant	Straight line over remaining mine life
Plant and equipment - other	Straight line at 10% to 30% per annum
Mine property and development	Straight line over remaining mine life
Right-of-Use Assets	Straight line over term of lease

The assets' residual values and useful lives are reviewed, and adjusted prospectively if appropriate, at each reporting date.  An asset's carrying amount is written down immediately to its recoverable amount if the asset's carrying amount is greater than its estimated recoverable amount.

Notes to Consolidated Financial Statements | 18

Right-of-use assets (Leases)

As a lessee, the Group recognises a right-of-use (ROU) asset, representing its right to use the underlying asset, and a lease liability, representing its obligation to make lease payments, on the statement of financial position for leases (other than short term and low value leases). ROU assets are depreciated over the life of the lease.

The Group recognises a ROU asset and a lease liability (refer to Note 19) at the lease commencement date. The ROU asset is initially measured at cost (present value of the lease liability plus any initial direct costs of acquiring the asset), and subsequently at cost less accumulated depreciation, impairment losses and adjusted for remeasurement of the lease liability. The lease liability is initially measured at the present value of the lease payments expected to be paid over the lease term, discounted using the interest rate implicit in the lease or, if the rate cannot be readily determined, the Group's incremental borrowing rate or, where not available, a market rate alternative. The lease liability is further remeasured if the estimated future lease payments change as a result of index or rate changes, residual value guarantees or likelihood of exercise of purchase, extension or termination options.

Note 11: Impairment of Kwale Operations assets

At each reporting date, the Group reviews the carrying values of its assets to determine whether there is any indication those assets have been impaired. The company has determined that no impairment assessment is required.

In FY23, Kwale Operations CGU's carrying value exceeded its recoverable amount by $88.9 million, resulting in a pre-tax impairment loss of $88.9 million being charged to the Statement of Profit or Loss and Other Comprehensive Income for the year ended 30 June 2023. In estimating the future post-tax cash flows expected to be generated by Kwale Operations, the Company assumed:

• Production from Kwale Ore Reserves estimates using historical processing recoveries.

• Production consistent with previously released production guidance.

• Increased operating costs based on recent cost history.

• Future capital requirements, including the cost of transitioning mining operations to the Bumamani deposit following depletion of the South Dune and recently updated rehabilitation and closure cost estimates.

• Third party price forecasts from a global, independent consulting and publishing company which specialises in all aspects of the mineral sands, titanium dioxide and coatings industries.  Given the market and global economic outlook at the time, the Company elected to take a conservative position and use a midpoint between the publishing company's 'base case' and 'low case' price forecasts.

• A discount rate of 10%.

• Remaining mine life to December 2024.

The impairment loss was applied to the following assets on a pro rata basis, except for the Rehabilitation and mine closure asset which has been written down to nil as this asset is not expected to contribute to future cash flows and therefore no future economic benefit existed:

	2024 US$000s	2023 US$000s
Property, plant and equipment (Note 10)	-	27,709
Mine development asset (Note 10)	-	61,148
	-	88,857

Notes to Consolidated Financial Statements | 19

Note 12: Trade and other payables

	30 June 2024 US$000s	30 June 2023 US$000s
Trade payables and accruals	13,106	17,951

Note 13: Provisions

	30 June 2024 US$000s	30 June 2023 US$000s
Current
Mine closure and rehabilitation	30,313	12,432
Kwale mine closure redundancies (Note 3)	7,685	-
Employee benefits	1,589	1,389
	39,587	13,821
Non-current
Mine closure and rehabilitation	18,031	39,424
Employee benefits	36	48
	18,067	39,472
Movement in mine closure and rehabilitation:
Balance at 1 July	51,856	22,286
(Decrease)/Increase in rehabilitation estimate	(971)	33,829
Rehabilitation activities	(5,080)	(5,371)
Unwinding of discount	2,539	1,112
Balance at 30 June	48,344	51,856

Mine closure and rehabilitation obligations

The calculation of the mine closure and rehabilitation provision requires assumptions such as application of environmental legislation, mine closure dates, available technologies, engineering costs and inflation and discount rates. A change in any of the assumptions used may have a material impact on the carrying value of mine closure and rehabilitation obligations.

The mine closure and rehabilitation provision is recorded as a liability at present value, assuming a risk-free discount rate equivalent to the 2 year US Government bonds rate of 5.33% as at 30 June 2024 (2023: 4.87%) and an inflation factor derived from the US consumer price index of 2.97% (2023: 6.01%).

Although the ultimate amount to be incurred is uncertain, management has, at 30 June 2024, estimated the cost of mine closure and rehabilitation activities using estimate of timing of rehabilitation activities spanning from 0.5 to 5 years and a total undiscounted and uninflated estimated cash flow of $48.5 million (2023: $50.0 million). The decrease in the undiscounted and uninflated estimate is due to rehabilitation work completed during the year on the Kwale Central, Kwale South, Kwale North dunes and the tailings storage facility. Management's estimate of the underlying cost of mine closure and rehabilitation activities is reviewed by an external consultant on a regular basis for completeness, with the last such review completed in May 2024.

Notes to Consolidated Financial Statements | 20

Recognition and measurement of provisions

Provisions are recognised when the Group has a legal or constructive obligation, as a result of past events, for which it is probable that an outflow of economic benefits will result and that outflow can be reliably measured.

A mine closure and rehabilitation provision is recognised at the commencement of a mining project and/or construction based on the estimated costs necessary to meet legislative requirements by estimating future costs and discounting these to a present value. The provision is recognised as a liability, separated into current (estimated costs arising within twelve months) and non-current components based on the expected timing of these cash flows. A corresponding asset is included in mine property and mine development assets, only to the extent that it is probable that future economic benefits associated with the restoration expenditure will flow to the entity and is amortised over the life of the mine.

At each reporting date the mine closure and rehabilitation provision is re-measured in line with changes in discount rates and timing or amounts of the costs to be incurred. Adjustments to the estimated amount and timing of future closure and rehabilitation cash flows are a normal occurrence in light of the significant judgements and estimates involved and are dealt with on a prospective basis as they arise.

Changes in the liability relating to mine closure and rehabilitation obligations are added to or deducted from the related asset (where it is probable that future economic benefits will flow to the entity), other than the unwinding of the discount which is recognised as a financing expense in the Statement of Profit and Loss and Other Comprehensive Income. Where a change in the liability relating to mine closure and rehabilitation obligations results in a reduction to the liability greater than the carrying value of the related asset, the reduction in excess of the asset carrying value will be recognised in the Statement of Profit and Loss and Other Comprehensive Income. Changes in the asset value have a corresponding adjustment to future amortisation charges.

Note 14: Deferred consideration

	30 June 2024 US$000s	30 June 2023 US$000s
Current
Deferred consideration - Toliara Project acquisition	7,000	7,000
Non-current
Deferred consideration - Toliara Project acquisition	10,000	10,000

In January 2018, Base Resources completed the acquisition of the Toliara Project in Madagascar, with payment of $75.0 million in up-front consideration, for an initial 85% interest. In January 2020, in accordance with the terms of the share sale agreement with World Titane Holdings Limited, the Group acquired the remaining minority interest in the Toliara Project. A further $17.0 million (deferred consideration) is payable on achievement of key milestones, with $7.0 million payable upon attaining fiscal and legal stability and $10.0 million payable on making a final investment decision (FID). With the an Memorandum of Understanding to record the Toliara Project fiscal terms, together with lifting of the suspension of activities, expected to be achievable in the near term, Base Resources believes it would take approximately 14 months to complete the necessary work to reach a FID.  Based on the expected timing of progressing to FID, a current liability of $7.0 million and a non-current liability of $10.0 million being recognised.

Following implementation of the Scheme of Arrangement between Energy Fuels and Base Resources on 2 October 2024, payment of the $17.0 million deferred consideration accelerated on the change of control and is due within 14 days.

Notes to Consolidated Financial Statements | 21

CAPITAL STRUCTURE, FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

This section presents information about the Group's financial assets and liabilities, its exposure to financial risks, as well as its objectives, policies and processes for measuring and managing risks.

Note 15: Issued capital

Date	Number	US$000s
1 July 2022	1,178,011,850	307,811
30 June 2023	1,178,011,850	307,811
1 July 2023	1,178,011,850	307,811
30 June 2024	1,178,011,850	307,811

All issued shares are fully paid. The Group does not have authorised capital or par value in respect of its issued shares. The holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of the Group.

Recognition and measurement of issued capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares and share options are recognised as a deduction from equity, net of any tax effects.

Note 16: Treasury shares reserve

During the reporting period, the Company instructed the trustee of the Base Resources long term incentive program (LTIP) (Trustee) to acquire ordinary shares in the Company on-market (Treasury Shares), for future allocation to holders of performance rights issued under the Company's LTIP that vest and are exercised. During the reporting period the LTIP cycle commencing 1 October 2020 (2020 cycle performance rights), completed its three year performance period, resulting in a partial vesting (refer to Note 17). Subsequent to their vesting, several LTIP participants chose to exercise their vested 2020 cycle performance rights and were allocated Treasury Shares.

The treasury shares reserve comprises the cost of treasury shares that had not yet been allocated to an LTIP participant as at 30 June 2024.

Date	Number	US$000s
1 July 2022	22,946,785	4,957
Treasury shares acquired on market by the LTIP Trustee	8,706,800	1,151
Treasury shares allocated to LTIP participants on exercise of vested performance rights	(19,534,195)	(4,345)
30 June 2023	12,119,390	1,763
1 July 2023	12,119,390	1,763
Treasury shares acquired on market by the LTIP Trustee	2,953,325	314
Treasury shares allocated to LTIP participants on exercise of vested performance rights	(5,801,366)	(843)
30 June 2024	9,271,349	1,234

Notes to Consolidated Financial Statements | 22

Note 17: Share-based payments

Performance rights

During the reporting period, the Company issued 28,790,016 performance rights to key management personnel and other senior staff under the Bases Resources' LTIP. The LTIP operates on a series of annual cycles. Each cycle commences on 1 October and is followed by a three year performance period, with a test date on the third anniversary of the commencement of the cycle. Performance rights are tested against two criteria, relative TSR performance set against an applicable comparator group and absolute TSR based on the total shareholder return within the performance period.

The three year performance period for the 17,126,301 performance rights granted for the 2020 cycle performance rights concluded on 30 September 2023. Base Resources' absolute TSR over the performance period was 43%, resulting in 29% of the absolute TSR performance rights vesting. Base Resources' relative TSR over the performance period placed it in the 71st percentile which resulted in 93% of the relative TSR performance rights vesting. Accordingly, a total of 10,528,393 of the 2020 cycle performance rights vested.

Total expenses arising from share based payment transactions during the year as part of employee benefit expenses was $1.7 million (2023: $1.5 million).

Granted performance rights are as follows:

Performance cycle date	KMP	Other employees	Total	Fair value at grant date
1 October 2021	6,386,495	10,283,242	16,669,737	A$0.1855
1 October 2022	6,506,083	11,779,943	18,286,026	A$0.0945
1 October 2023	6,638,338	22,151,678	28,790,016	A$0.1030

All performance rights are granted for nil consideration.

The fair value of the performance rights granted during the reporting period has been estimated at the date of grant using a the Black-Scholes-Merton model that includes a Monte Carlo Simulation Model using the following assumptions: share price of A$0.17, risk-free interest rate of 4.08%; volatility factor of the expected market price of the Company's shares of 55.0%; annual dividend yield of nil and a remaining life of performance rights of 3.00 years at valuation date. The fair value of the performance rights is recognised over the three year performance period, which commenced on the date of grant of 1 October 2023.

The movement in the number of performance rights during the year is set out below:

	2024	2023
Opening balance	51,725,507	61,092,425
Granted - cycle commenced during reporting period	28,790,016	17,929,469
Granted - cycles commenced in previous reporting periods (i)	356,557	-
Forfeited - cycles commenced in previous reporting periods	-	(6,491,606)
Lapsed - cycles commenced in previous reporting periods	(6,597,908)	(346,736)
Vested	(10,528,393)	(20,458,045)
Closing balance	63,745,779	51,725,507

(i) Performance rights granted to LTIP participants commencing employment during the financial year but prior to the cycle commencing 1 October 2023.

Notes to Consolidated Financial Statements | 23

Recognition and measurement of share based payments

The Base Resources LTIP is an equity settled employee share scheme. The fair value of the equity to which employees become entitled is measured at grant date and recognised as an expense over the vesting period, with a corresponding increase to an equity account. The fair value of performance rights is ascertained using a recognised pricing model which incorporates all market vesting conditions.

Note 18: Dividends

Details in relation to dividends announced or paid since 1 July 2023 are set out in the below table:

Record Date	Payment Date	Unfranked cents per share (AUD)	Total US$000s
11 September 2023	28 September 2023	4.0	29,948
Total			29,948

Note 19: Financial risk management

The Group's activities expose it primarily to the following financial risks:

  Market risk consisting of interest rate risk and currency exchange risk.
  Credit risk.
  Liquidity risk.

The overall risk management strategy seeks to assist the Group in meeting its financial targets, whilst minimising potential adverse effects on financial performance. The senior executives of the Group meet on a regular basis to analyse treasury risks and evaluate treasury management strategies in the context of the prevailing economic conditions and forecasts.

Risk management policies are approved and reviewed by the Risk Committee and the Board on a regular basis. Financial assets and liabilities of the Group are carried at amortised cost, which approximates fair value.

The Group's financial instruments consist of deposits with banks, accounts receivable, trade payables, deferred consideration and lease liabilities:

	Note	2024 US$000s	2023 US$000s
Financial assets
Cash and cash equivalents		88,117	92,889
Trade and other receivables and other current assets	7	33,560	63,061
		121,677	155,950

Financial liabilities
Trade and other payables	12	13,106	17,951
Deferred consideration	14	17,000	17,000
Lease liabilities		900	626
		31,006	35,577

Notes to Consolidated Financial Statements | 24

Interest rate risk

The Group holds its cash deposits in accounts held with Australian and International banks at variable rates and term deposits at fixed rates.

	Carrying amount		Realisable/payable within six months
	2024 US$000s	2023 US$000s	2024 US$000s	2023 US$000s

Fixed rate instruments
Financial assets	50,176	50,168	50,007	50,000
Financial liabilities	(900)	(626)	(167)	(152)
	49,276	49,542	49,840	49,848

Variable rate instruments
Financial assets	37,941	42,721	37,941	42,721
Financial liabilities	-	-	-	-
	37,941	42,721	37,941	42,721

Cash flow sensitivity analysis for variable rate instruments

A change of 100 basis points in interest rates would have increased or decreased equity and profit or loss before tax by the amounts shown below. This analysis assumes that all other variables remain constant.

Variable rate instruments	2024 US$000s 100bp increase	2024 US$000s 100bp decrease	2023 US$000s 100bp increase	2023 US$000s 100bp decrease
Profit or loss	379	(379)	427	(427)
Equity	379	(379)	427	(427)

Currency risk

The Group is exposed to currency risk from bank balances, payables and receivables that are denominated in a currency other than the respective functional currencies of Group entities, being USD and AUD.

The USD carrying amount of the Group's financial assets and liabilities by its currency risk exposure at the reporting date is:

30 June 2024
In US$000s:	AUD	USD	KES	MGA	Other	Total
Cash and cash equivalents	-	18,603	2,403	180	14	21,200
Trade and other receivables	-	-	8,961	2,530	-	11,491
Trade and other payables	(3)	(256)	(4,764)	(320)	(545)	(5,888)
Net exposure	(3)	18,347	6,600	2,390	(531)	26,803

Notes to Consolidated Financial Statements | 25

30 June 2023
In US$000s:	AUD	USD	KES	MGA	Other	Total
Cash and cash equivalents	-	42,737	2,545	63	15	45,360
Trade and other receivables	-	-	4,958	2,140	-	7,098
Trade and other payables	(83)	(186)	(5,259)	(167)	(625)	(6,320)
Net exposure	(83)	42,551	2,244	2,036	(610)	46,138

The following significant exchange rates applied during the year:

	Average rate		30 June spot rate
	2024	2023	2024	2023
AUD:USD	0.6557	0.6733	0.6672	0.6641
USD:KES	144.21	125.34	129.53	140.52
USD:MGA	4,460.32	4,270.51	4,465.15	4,510.77

Sensitivity analysis

Based on the financial instruments held at reporting date, had the functional currencies weakened/strengthened by 10% and all other variables held constant, the Group's before-tax profit/(loss) for the year to date would have been $2.7 million lower/higher (2023: $4.8 million lower/higher).

Credit risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group. Credit risk arises from cash and deposits with financial institutions as well as credit exposures to outstanding receivables. Credit risk on cash and deposits is managed by holding funds with a range of reputable international banks.

The Group is exposed to counterparty credit risk through its principal activity of mineral sands products sales under normal terms of trade. Total sales revenue for the year ended 30 June 2024 was $135.1 million (2023: $271.4 million). Base Resources had three major customers who individually accounted for more than 10% of sales revenue, with the first contributing $33.8 million (2023: $39.4 million), the next contributing $21.0 million (2023: $15.0 million) and the last contributing $15.3 million (2023: $16.1 million). These customers represent 52% (2023: 64%) of the trade receivables balance at 30 June 2024.

Customer credit risk is managed by the Group's policy to only trade with reputable companies, with whom a long-term offtake agreement is held, or where such an agreement is not in place, sales are backed by Letters of Credit held with internationally recognised banks. Credit assessments are undertaken to determine the credit quality of the customer, taking into account their financial position, external credit reports and other relevant factors.  Individual risk limits are granted in accordance with the internal credit policy and, depending on the risk rating, sales are authorised via appropriate personnel as defined by the Group's delegation of authority.

Other receivables at 30 June 2024 include $8.8 million (2023: $5.0 million) in VAT receivable owed by the Government of Kenya (refer to Note 7). An estimation has been made as to the timing of the receipt of this amount and forms the basis for its classification as a current asset.

Notes to Consolidated Financial Statements | 26

At the reporting date the carrying amounts of financial assets are adjusted for any impairment and represent the Group's maximum exposure to credit risk, excluding the value of any collateral or other security, which was as follows:

	2024 US$000s	2023 US$000s
Financial assets - cash flow realisable
Cash and cash equivalents	88,117	92,889
Trade and other receivables	33,560	63,061
Total anticipated inflows	121,677	155,950

At 30 June 2024, the ageing of trade and other receivables, excluding VAT receivable, that were not impaired was as follows:

	2024 US$000s	2023 US$000s
Neither past due nor impaired	22,061	55,809
	22,061	55,809

There were no impairment losses in relation to financial assets during the current or the prior financial year. The maximum exposure to credit risk for the financial assets, excluding the value of any collateral or other security, at the reporting date by geographic region of the customer or financial institutions was:

	2024 US$000s	2023 US$000s
United Kingdom	50,789	40,773
Australia	31,102	44,335
Kenya	13,204	11,620
China	8,041	24,759
Saudi Arabia	6,004	-
USA	-	18,524
Other	12,537	15,939
Total	121,677	155,950

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with financial liabilities. The Group manages liquidity risk by conducting regular reviews of the timing of cash outflows and the maturity profiles of term deposits in order to ensure sufficient funds are available to meet its obligations.

Notes to Consolidated Financial Statements | 27

Financial liability maturity analysis

		Contractual cash flows
	Carrying amount	Total	2 months or less	2 - 12 months	1 - 2 years	2 - 5 years	More than 5 years
30 June 2024	US$000s	US$000s	US$000s	US$000s	US$000s	US$000s	US$000s
Trade and other payables	13,106	13,106	11,130	1,976	-	-	-
Deferred consideration	17,000	17,000	-	7,000	10,000	-	-
Lease liabilities	900	900	55	252	290	303	-
	31,006	31,006	11,185	9,228	10,290	303	-
30 June 2023	US$000s	US$000s	US$000s	US$000s	US$000s	US$000s	US$000s
Trade and other payables	17,951	17,951	17,951	-	-	-	-
Deferred Consideration	17,000	17,000	-	7,000	10,000	-	-
Lease liabilities	626	1,371	38	302	358	673	-
	35,557	36,322	17,989	7,302	10,358	673	-

Capital management

Management controls the capital of the Group in order to maintain an appropriate working capital position to ensure that the Group can fund its operations and continue as a going concern. Capital is managed by assessing the Group's financial risks and adjusting its capital structure in response to changes in these risks and in the market.

	2024 US$000s	2023 US$000s
Cash and cash equivalents	88,117	92,889
Trade and other receivables	33,560	63,061
Inventories	24,592	23,111
Other current assets	2,401	10,336
Trade and other payables	(13,106)	(17,951)
Provisions	(39,587)	(13,821)
Deferred consideration	(7,000)	(7,000)
Income tax payable	(3,035)	-
Other liabilities	(484)	(233)
Working capital position	85,458	150,392

Note 20: Contingent liability

In connection with its acquisition of the Kwale Project in 2010, Base Titanium Limited granted a 2% royalty to third parties owning or having an interest in that project. There is a disagreement between Base Titanium Limited and one of the royalty holders, Osisko Gold Royalties Ltd (Osisko), which holds 75% of the 2% royalty (i.e. a 1.5% royalty) - specifically, whether, and the extent to which, the royalty applies outside the Kwale Special Mining Lease 23 as it existed at the time of the acquisition. Osisko has taken formal steps to enforce its claimed rights in respect of the royalty, which Base Titanium is opposing. The directors have not disclosed an estimate of any amount for this contingent liability as a reliable estimate of the amount arising from any possible obligation cannot be made at this stage.

Notes to Consolidated Financial Statements | 28

GROUP STRUCTURE AND OTHER INFORMATION

Note 21: Related parties

Key management personnel compensation:	2024 US$	2023 US$
Short-term employment benefits	2,593,279	2,770,937
Post-employment benefits	102,682	117,915
Share-based payments	552,629	611,748
Other long term	34,117	48,447
	3,282,707	3,549,047

Recognition and measurement of short term employee benefits

Employee benefit obligations arising from the Group's short term incentive plan (STIP) are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognised for the amount expected to be paid under the STIP where the Group has a present legal or constructive obligation as a result of past services by the employee, and the obligation can be estimated reliably.

Recognition and measurement of defined contribution plans

Contributions are made by the Group to individual defined contribution superannuation plans for Australian directors and employees and are expensed when incurred.

Note 22: Controlled Entities

		Ownership %
Controlled entity	Country of Incorporation	2024	2023
Base Titanium (Mauritius) Limited	Mauritius	100	100
Base Titanium Limited	Kenya	100	100
Base Exploration Limited	Kenya	100	100
BTS Holdings (Mauritius) Limited	Mauritius	100	100
Madagascar Mineral Fields Limited	Mauritius	100	100
Malagasy Sands No. 2 Limited	Mauritius	100	100
Base Toliara SARL	Madagascar	100	100
Madagascar Resources SARL	Madagascar	100	100
BET Two Limited	Tanzania	100	100

Notes to Consolidated Financial Statements | 29

Note 23: New accounting standards not yet adopted

New standards adopted in the period

A number of new standards are effective for the annual periods beginning on or after 1 July 2024. The Group has not elected to early adopt the new or amended standards in preparing these consolidated financial statements. Those which may be relevant to the Group are set out below.

  Lack of exchangeability (Amendments to IAS 21).

  Presentation and Disclosure in Financial Statements (new Standard IAS 18).

The abovementioned standards and interpretations are not expected to have a significant impact on the Group's consolidated financial statements when adopted.

Note 24: Events after the reporting date

On 24 August 2024, the Board had determined an unfranked special dividend of AUD 6.5 cents per share (Special Dividend) conditional on the Scheme of Arrangement between Base Resources Limited with Energy Fuels Inc. (Scheme), subject to the Scheme becoming effective.  The Scheme became legally effective on 13 September 2024 and the Special Dividend was paid on 1 October 2024. The financial impact of the Special Dividend amounting to $55.07 million has not been recognised in the Consolidated Financial Statements for the year ended 30 June 2024.

The Scheme was implemented on 2 October 2024 (Implementation Date), with the change of control accelerating payment of the $17.0 million of deferred consideration outstanding from the acquisition of the Toliara Project and becomes due within 14 days of Implementation Date.  Refer to Note 14.

There were no other significant events since reporting date.

Notes to Consolidated Financial Statements | 30

Independent Auditor's Report

The Board of Directors

Base Resources Limited

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of Base Resources Limited and its subsidiaries (the Company), which comprise the Consolidated Statement of Financial Position as of June 30, 2024 and 2023, and the related Consolidated Statement of Profit or Loss and Other Comprehensive Income, Consolidated Statement of Changes in Equity, and Consolidated Statement of Cash Flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024 and 2023, and the results of its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS as issued by the IASB, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise significant doubt about the Company's ability to continue as a going concern for one year after the date that the consolidated financial statements are authorized for issuance.

KPMG, an Australian partnership and a member firm of the KPMG global organisation of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. The KPMG name and logo are trademarks used under license by the independent member firms of the KPMG global organisation. Liability limited by a scheme approved under Professional Standards Legislation.

Independent Auditors Report | 31

 Auditors' Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

• Exercise professional judgment and maintain professional skepticism throughout the audit.

• Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

• Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

• Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

• Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG

Perth, Australia

3 October 2024

Independent Auditors Report | 32